Exhibit 99.1

EXPLANATION OF RESPONSES

(1) Consists of 18,491,809 shares held by TMG Holdings Coöperatief U.A. (“TMG”), a Dutch coöperatief. TMG is owned by Warburg Pincus (Bermuda) Private Equity IX, L.P. (“WP Bermuda IX”), a Bermuda limited partnership, and WP (Bermuda) IX PE One Ltd. (“WPIX PE One”), a Bermuda company. The general partner of WP Bermuda IX is Warburg Pincus (Bermuda) Private Equity Ltd. (“WP Bermuda Ltd.”), a Bermuda company. Each of WP Bermuda IX, WPIX PE One and WP Bermuda Ltd. is managed by Warburg Pincus LLC (“WP LLC”), a New York limited liability company. Charles R. Kaye and Joseph P. Landy are the Managing General Partners of Warburg Pincus & Co., a New York general partnership (“WP”), the sole member of WP Bermuda Ltd. and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus entities. Each of the Warburg Pincus entities, Mr. Kaye and Mr. Landy have shared voting and investment control of all of the ordinary shares referenced above. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), Mr. Kaye, Mr. Landy, WP Bermuda IX, WPIX PE One, WP Bermuda Ltd., WP LLC and WP may be deemed to be the beneficial owners of ordinary shares held by TMG. Each of Mr. Kaye, Mr. Landy, WP Bermuda IX, WPIX PE One, WP Bermuda Ltd., WP LLC and WP disclaims beneficial ownership of the ordinary shares except to the extent of any indirect pecuniary interest therein.

TMG is a director-by-deputization solely for purposes of Section 16 of the Exchange Act.